Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors

Unilever PLC

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-199023-02) and Form S-8 (No. 333-185299) of Unilever PLC of our report dated 24 February 2017, with respect to the consolidated balance sheets of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as at 31 December 2016 and 2015, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2016, and the Guarantor Statements, and the effectiveness of internal control over financial reporting as at 31 December 2016, which report appears in the 31 December 2016 annual report on Form 20-F of Unilever PLC.

KPMG LLP	KPMG Accountants N.V.
London, United Kingdom /s/ KPMG LLP	Amsterdam, Netherlands /s/ KPMG Accountants N.V.

28 February 2017